Exhibit 5(a)(ii)






                               September 3, 1999


 Skadden, Arps, Slate, Meagher & Flom (Illinois)
 333 West Wacker Drive
 Chicago, Illinois 60606

                Re:  US Airways, Inc. Pass Through
                     Certificates, Series 1999-1

 Ladies and Gentlemen:

           We have acted as your special New York counsel to US Airways, Inc., a Delaware corporation ("US Airways"), and US Airways Group, Inc., a Delaware corporation ("US Airways Group"), in connection with the registration statement on Form S-3 filed by US Airways and US Airways Group on June 2, 1999, as amended, (the "Registration Statement") under the Securities Act of 1933, asamended (the "Act"), relating to the Pass Through Certificates, Series 1999-1A and the Pass Through Certificates, Series 1999-1B (the "Pass Through Certificates"). The Pass Through Certificates have been issued and sold by US Airways pursuant to Rule 415 under the Act for an aggregate initial offering price of $468,268,000, as described in the prospectus, dated July 30,1999, relating to the Pass Through Certificates and contained in the Registration Statement (the "Basic Prospectus"), as supplemented by a prospectus supplement, dated August 24, 1999 (the "Prospectus Supplement").

           The Pass Through Certificates relate to the US Airways Pass Through Trust 1999-1A and the US Airways Pass Through Trust 1999-1B (the "Trusts") formed by US Airways pursuant to a Pass Through Trust Agreement, dated July 30, 1999 (the "Pass Through Trust Agreement"), among US Airways, US Airways Group and State Street Bank and Trust Company of Connecticut, National Association (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement, as supplemented by Trust Supplement No. 1999-1A, dated as of August 31, 1999, between US Airways and the Trustee and by Trust Supplement No. 1999-1B, dated as of August 31, 1999, between US Airways and the Trustee (each a "Pass Through Supplement").

           We are members of the Bar of the State of New York and we express no opinion herein concerning any law other than the laws of the State of New York.

           In connection with this opinion, we have examined and relied on, or have discussed with you to the extent we have considered necessary or appropriate for the opinions expressed herein, originals or copies of (i) the Registration Statement, (ii) the Basic Prospectus, (iii) the Prospectus Supplement, (iv) the Pass Through Trust Agreement, (v) each Pass Through Supplement, (vi) the Pass Through Certificates, (vii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended (the "1939 Act"), on Form T-1 of the Trustee, (viii) the Amended and Restated Certificate of Incorporation of each of US Airways and US Airways Group, as currently in effect, (ix) the By-Laws of each of US Airways and US Airways Group, as currently in effect, and (x) resolutions adopted by the Board of Directors of each of US Airways and US Airways Group on May 18, 1999 relating to the filing of the Registration Statement. We also have examined and relied on, or have discussed with you to the extent we have considered necessary or appropriate for the opinions expressed herein, originals or copies of such records of US Airways and US Airways Group and such agreements, certificates of public officials, certificates of officers and other representatives of US Airways and US Airways Group and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

           In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of originals of all such documents. In making our examination of documents executed by parties other than US Airways and US Airways Group, we have assumed that such parties (including the Trustee) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties; provided, however, that we have not assumed the validity and binding effect thereof with respect to the Trustee. As to any facts material to the opinion expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of US Airways and US Airways Group and others, including a Certificate of the Associate General Counsel of US Airways.

           Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Pass Through Certificates are valid and legally binding obligations of the Trustee as trustee of the Trusts.

           Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

           We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
 Section 7 of the Act or the rules and regulations of the Commission.

           We understand that you intend to rely on this opinion for purposes of rendering your opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and we consent to your reliance hereon for such purpose. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purposes or relied upon by any other person without our express written consent.


                          Very truly yours,

                          Skadden, Arps, Slate, Meagher & Flom, LLP